SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.   )
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Renal Care Group, Inc.

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RENAL CARE GROUP, INC.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 8, 2005
To the shareholders of Renal Care Group, Inc.:
      We will hold the 2005 annual meeting of the shareholders of Renal Care Group, Inc. at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee. The annual meeting will be on Wednesday, June 8, 2005 beginning at 9:00 a.m. (Central Daylight Time) for the following purposes:

(1) To elect three Class III directors to serve for a term of three (3) years;

(2) To consider and vote upon a proposal to amend the Renal Care Group, Inc. Amended and Restated Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan, to increase the number of shares available under the Employee Stock Purchase Plan; and

(3) To transact such other business as may properly come before the annual meeting or any adjournment or postponement.
      Shareholders of record at the close of business on April 15, 2005 will be entitled to vote at the annual meeting or any adjournment or postponement.
      Please review the proxy statement accompanying this notice for more complete information regarding the matters to be acted upon at the annual meeting.

By Order of the Board of Directors

Douglas B. Chappell,
Secretary
April 28, 2005
IMPORTANT
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE VOTING BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROPOSALS FOR SHAREHOLDER ACTION
PROPOSAL 2
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS
MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STANDARDS OF CONDUCT AND BUSINESS ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
ANNUAL REPORTS
OTHER MATTERS

RENAL CARE GROUP, INC.
2525 West End Avenue
Suite 600
Nashville, Tennessee 37203

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 8, 2005
      We are furnishing this proxy statement to solicit proxies on behalf of the board of directors for the 2005 annual meeting of shareholders of Renal Care Group, Inc. These proxies will be voted at the 2005 annual meeting of shareholders and at any adjournments or postponements. We will hold the 2005 annual meeting at 9:00 a.m. (Central Daylight Time) on Wednesday, June 8, 2005, at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee.
      Shareholders of record as of the close of business on April 15, 2005 will be entitled to vote at the 2005 annual meeting and any adjournments. Each share of common stock is entitled to one vote on all matters presented at the meeting. Shareholders do not have the right to cumulate their votes for directors. As of April 15, 2005, there were 67,992,513 shares of common stock outstanding. Renal Care Group is first distributing the notice of the 2005 annual meeting, this proxy statement and the proxy form to shareholders on or about April 28, 2005.
      We will have a quorum at the annual meeting if a majority of the outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy. If a quorum is not present at the annual meeting, or if for any reason we believe that additional time should be allowed for the solicitation of proxies, then we may adjourn or postpone the meeting with or without a vote of the shareholders. If we propose adjournment, the people named in the enclosed proxy will vote all shares for which they have proxies in favor of adjournment.
      The people named in the enclosed proxy will vote all shares of common stock represented by properly executed proxies in accordance with the instructions indicated on the proxy card, unless the proxy is revoked prior to or at the 2005 annual meeting. With respect to the election of directors, shareholders may vote “for” all of the director nominees, “withhold authority” for all nominees or “withhold authority” to vote for any individual nominee(s) but vote for all other nominee(s). With respect to the proposed amendment to the Employee Stock Purchase Plan, shareholders may vote “for” the proposal, “against” the proposal or “abstain” from voting on the proposal. If a shareholder gives no instructions, the people named in the enclosed proxy will vote a properly executed proxy that is not revoked prior to the 2005 annual meeting (i) for the directors nominated by the board of directors and for the proposed amendment to the Employee Stock Purchase Plan and (ii) if we did not properly have notice on or before May 8, 2005 of any matters properly brought before the meeting, in the sole discretion of the proxies as to such matters. Directors must be elected by a plurality of votes cast. The proposed amendment to the Employee Stock Purchase Plan and any other matters will be determined based upon the vote of the majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
      Shares represented by proxies that are marked “withhold authority” or “abstain” will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees nor abstentions with respect to the proposed amendment to the Employee Stock Purchase Plan will affect the outcome of the proposal. Similarly, a broker non-vote will not affect the outcome of the election of directors or the amendment of the Purchase Plan.
      With respect to the amendment to the Employee Stock Purchase Plan, brokers or other nominees who are New York Stock Exchange (NYSE) members will not have discretionary voting authority. As a result, if your shares are being voted by a broker or other nominee who is a NYSE member, then your shares will be voted in favor of (or against) the proposal only if you provide specific voting instructions to your broker or other nominee. Your failure to provide instructions will result in a broker non-vote.
      We will pay all expenses of the 2005 annual meeting, including the cost of soliciting proxies. We may reimburse people holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for their reasonable expenses in forwarding the proxy materials to their principals.
      Any shareholder returning a proxy may revoke that proxy at any time prior to the annual meeting by (a) giving written notice of revocation to Renal Care Group, c/o Secretary, 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203, (b) voting in person at the annual meeting, or (c) executing and delivering to Renal Care Group a proxy bearing a later date c/o Secretary at the address above.
PROPOSALS FOR SHAREHOLDER ACTION
PROPOSAL 1
ELECTION OF CLASS III DIRECTORS
      Our board of directors is composed of three classes, designated Class I, Class II, and Class III. The term of the Class III directors expires at the 2005 annual meeting. The current Class III directors are Peter J. Grua, William P. Johnston and C. Thomas Smith. The nominating and governance committee of the board of directors has designated Peter J. Grua, William P. Johnston and C. Thomas Smith as the nominees for election as Class III directors at the 2005 annual meeting.
      The term of the Class I directors will expire at the 2006 annual meeting, and the term of the Class II directors will expire at the 2007 annual meeting. The term of a director in each class will be three years or until his or her successor is elected. The continuing Class I directors are Gary A. Brukardt, Stephen D. McMurray, M.D. and William V. Lapham, and the continuing Class II directors are Joseph C. Hutts, Harry R. Jacobson, M.D. and Thomas A. Lowery, M.D.
      The nominees for election at the 2005 annual meeting have consented to be named as candidates in this proxy statement and to serve, if elected. We know of no reason why any nominee may be unwilling or unable to serve as a director. If any nominee is unwilling or unable to serve, the people named in the enclosed proxy will vote the shares represented by all valid proxies for such other person as the nominating and governance committee of our board of directors may recommend.
      Directors are elected by a plurality of the votes cast by the shares of common stock represented at the 2005 annual meeting. Therefore, the nominees for election as Class III directors who receive the greatest number of votes cast at the 2005 annual meeting will be elected as Class III directors. Unless the shareholder gives other instructions, the people named in the accompanying proxy will vote FOR Peter J. Grua, William P. Johnston and C. Thomas Smith as Class III directors.

      Information as to each nominee as a Class III director and the directors continuing as Class I directors and Class II directors follows:
Class III Directors — Nominees for Election at the 2005 Annual Meeting — Term Expiring at the 2008 Annual Meeting
     Peter J. Grua
     Age — 51
      Mr. Grua has been a director since January 2004. Mr. Grua is Managing Partner of HLM Venture Partners, a venture capital firm based in Boston, Massachusetts. Before joining HLM in 1992, Mr. Grua was a Managing Director at the investment banking firm of Alex. Brown and Sons, Inc. from 1986 to 1992 where he directed health care services and managed care research. Prior to Alex. Brown, Mr. Grua was a research analyst at William Blair & Company and a strategy consultant at Booz Allen Hamilton. Currently, Mr. Grua serves on the boards of directors of Health Care REIT, Inc. and DrugMax, Inc. Mr. Grua received his undergraduate degree from Bowdoin College and his M.B.A. from Columbia University.
     William P. Johnston
     Age — 60
      Mr. Johnston has been a director since 2002. He was named Chairman of the Board on March 20, 2003 following the death of Sam Brooks, one of our founders and our Chairman, Chief Executive Officer and President. Mr. Johnston was Managing Director of SunTrust Robinson Humphrey, the investment banking division of SunTrust Capital Markets, Inc., from August 2001 to December 2002. Previously, Mr. Johnston was Vice Chairman of SunTrust Equitable Securities Corporation, an investment banking affiliate of SunTrust Banks, Inc., from 1998 through 2001 where he was also Chief Executive Officer from 1998 through April 2000. From 1987 through 1998, he held the positions of Chief Executive Officer, Managing Director and member of the board of directors of Equitable Securities Corporation, an investment banking firm that was acquired by SunTrust Banks, Inc. in January 1998. He began his professional career practicing law at the Nashville, Tennessee-based firm of Waller Lansden Dortch & Davis. Mr. Johnston received a B.A. from Vanderbilt University and a J.D. from Vanderbilt University School of Law.
     C. Thomas Smith
     Age — 66
      Mr. Smith has been a director since January 2004. Mr. Smith was President, Chief Executive Officer and a director of VHA, Inc., from 1991 until 2003 when he retired. VHA is a hospital cooperative based in Irving, Texas, which has more than 2,200 members in 48 states, representing approximately one-quarter of U.S. community-owned hospitals. From 1977 through 1991, Mr. Smith was President and a Trustee of Yale-New Haven Hospital in New Haven, Connecticut. From 1987 to 1992, Mr. Smith served as a trustee of the American Hospital Association (AHA) and was Chairman of AHA in 1991. From 1994 to 1998, he was Chairman of the Board of The Jackson Hole Group, a strategic consulting forum, and from 1986 to 1999, he served on the board of directors of Genentech, Inc. Mr. Smith currently serves on the board of directors of InPatient Consultants Management, Inc., Kinetic Concepts, and Neoforma Inc. Mr. Smith received his B.A. from Baylor University and his M.B.A. from the University of Chicago.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE AS CLASS III DIRECTORS.

Current Directors Whose Terms Are Not Expiring at the 2005 Annual Meeting:
Class I Directors — Term Expiring at the 2006 Annual Meeting
     Gary A. Brukardt
     Age — 59
      Mr. Brukardt has been a director, President and Chief Executive Officer of Renal Care Group since 2003. Mr. Brukardt was Executive Vice President and Chief Operating Officer of Renal Care Group from 1996 until 2003. From 1991 to 1996, he served as Executive Vice President of Baptist Health Care Affiliates in Nashville, Tennessee, where he had various responsibilities. In addition, from 1991 to 1996, Mr. Brukardt served as Chairman of HealthNet Management, Inc., a managed care company. Mr. Brukardt received his B.A. at the University of Wisconsin at Oshkosh and his M.B.A. in International Management from Thunderbird, The Garvin School of International Management.
     Stephen D. McMurray, M.D.
     Age — 57
      Dr. McMurray has been a director since 1996. He graduated from Indiana University and Indiana University Medical Center. Dr. McMurray has been a practicing kidney specialist in Fort Wayne, Indiana, since 1977. Dr. McMurray is a member of Indiana Medical Associates, a multi-specialty physician practice group. He is a member of the board of the Renal Physicians Association, an organization representing kidney physicians in the United States. Dr. McMurray was also a founder of D.M.N. Professional Corporation, one of the companies included in the formation of Renal Care Group in February 1996.
     William V. Lapham
     Age — 66
      Mr. Lapham has been a director since 1999. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999. From 1962 until his retirement in 1998, Mr. Lapham was associated with Ernst & Young LLP and its predecessors, serving as a partner for the last 26 years of his tenure. He was a member of Ernst & Young’s International Council for eight years ending in December 1997. Mr. Lapham is a director of LifePoint Hospitals, Inc., an operator of general, acute care hospitals in non-urban areas, and Avado Brands, Inc., a full-service, casual dining restaurant company. Mr. Lapham chairs the audit committees of both LifePoint Hospitals and Avado Brands. Mr. Lapham received his B.B.A. from Texas Tech University and his M.B.A. from Ohio University.
Class II Directors — Term Expiring at the 2007 Annual Meeting
     Joseph C. Hutts
     Age — 63
      Mr. Hutts has been a director since 1995. He has served as President and Chief Executive Officer of Surgis, Inc., a company that acquires, develops and operates outpatient surgery centers, since 2000. He was Chairman of the Board, President and Chief Executive Officer of PhyCor, Inc., an operator of multi-specialty medical clinics, from 1988 until his resignation in 2000. Mr. Hutts was formerly with Hospital Corporation of America in various positions, the last of which was President, HCA Health Plans. From 1986 to 1988, Mr. Hutts was Vice Chairman and Chief Operating Officer of Equitable HCA Corporation, which did business as Equicor.
     Harry R. Jacobson, M.D.
     Age — 57
      Dr. Jacobson has been a director since 1995 and was Chairman of the Board of Directors from 1995 to 1997. He currently serves as Vice Chancellor for Health Affairs at Vanderbilt University Medical Center, a position he has held since 1997. He also currently serves as Professor of Medicine at Vanderbilt University

Medical Center, a position he has held since 1985. Dr. Jacobson is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Jacobson received his B.S. degree from the University of Illinois and his M.D. from the University of Illinois Abraham Lincoln School of Medicine. Dr. Jacobson is a member of the board of directors of Kinetic Concepts, Inc. and HealthGate Data Corp.
     Thomas A. Lowery, M.D.
     Age — 61
      Dr. Lowery has been a director since 1996. He is a kidney specialist trained at Baylor College of Medicine and the University of Alabama, Birmingham. He is the Director of the Renal Transplant Program of East Texas Medical Center in Tyler, Texas and is on the Board of the Southwest Transplant Alliance. In addition, he was the founder and remains a partner of Tyler Nephrology Associates, P.A. He has been with that group and its predecessors since 1974. Dr. Lowery was a founder of one of the companies included in the formation of Renal Care Group in February 1996.
Additional Information Concerning the Board of Directors
     Independence
      Following the 2005 annual meeting, provided that Mr. Grua and Mr. Smith are reelected to the board, the board of directors has determined that a majority of the directors will be independent as required by the New York Stock Exchange listing requirements. Our board has established guidelines to assist it in determining director independence (which we refer to in this proxy statement as “independence guidelines”), which conform to or are more exacting than the independence requirements under the NYSE rules. Under these independence guidelines, a director will not be independent if:

•	the director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers

•	the director has received during any 12-month period within the last three years, any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)

•	an immediate family member has received during any 12-month period within the last three years more than $100,000 in direct compensation from us

•	(1) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) the director is a current employee of such a firm; (3) an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee

•	the director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues

•	at the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets, or

•	the director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

      In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. An independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of our independence guidelines, this determination will be disclosed and explained in our proxy statement.
      After the review and recommendation of the nominating and governance committee, the board has affirmatively determined that Messrs. Grua, Hutts, Lapham and Smith and Dr. Jacobson are independent within the meaning of the NYSE listing requirements and our independence guidelines

Committees
      The board of directors has established four committees, the nominating and governance committee, the audit committee, the compensation committee and the compliance committee. Each of the nominating and governance committee, the audit committee, and the compensation committee, is composed solely of directors who are independent (as determined by our board of directors) for purposes of the NYSE listing requirements. The committees are described below.
      Nominating and Governance Committee. Renal Care Group’s nominating and governance committee is composed solely of independent directors and operates under a written charter that is available on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance) and in print to any shareholder who requests it by writing to the Secretary at Renal Care Group’s principal executive offices. This committee assists the board of directors in fulfilling its oversight responsibilities under the NYSE listing requirements and Delaware law. This committee is responsible for identifying individuals qualified to serve on the board of directors and recommending director nominees for selection by the full board of directors or shareholders in accordance with Delaware law and our Certificate of Incorporation and Bylaws. This committee is also responsible for identifying individuals qualified to serve as Chief Executive Officer and recommending CEO candidates to the full board of directors. This committee is also responsible for (1) adopting and evaluating our corporate governance guidelines and (2) periodically evaluating those guidelines for the purpose of suggesting appropriate improvements.
      The board of directors has adopted Corporate Governance Guidelines recommended by the nominating and governance committee. These guidelines are available on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance) and in print to any shareholder who requests it by writing to the Secretary at Renal Care Group’s principal executive offices. The nominating and governance committee is chaired by Dr. Jacobson and also includes Mr. Lapham and Mr. Smith. The nominating and governance committee has recommended the reelection of Messrs. Grua, Johnston and Smith at the 2005 annual meeting of shareholders.
      The nominating and governance committee evaluates candidates for the board of directors identified by its members, other board members, the company’s management and shareholders. The evaluation of candidates for the board of directors identified by shareholders will not differ from the evaluation of candidates identified in any other manner. The nominating and governance committee from time to time may also retain a third-party search firm to identify qualified candidates for membership on the board of directors. A shareholder who wishes to recommend a prospective nominee for consideration by the nominating and governance committee should follow the procedures set forth below under “Shareholder Proposals to be Presented at Next Annual Meeting.”
      Once the nominating and governance committee has identified a prospective nominee, it makes an initial determination about whether to conduct a full evaluation. In evaluating a prospective nominee, the committee may consider, among other things, the following:

•	the ability of the prospective nominee to represent the interests of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the board of directors; and

•	the extent to which the prospective nominee helps the board of directors reflect the diversity of the company’s shareholders, associates, and patients.
      After completing the evaluation, the nominating and governance committee makes a recommendation to the board of directors.
      Audit Committee. During 2004, the audit committee was known as the audit and compliance committee and had oversight responsibility for the Company’s efforts to comply and verify compliance with applicable laws. In March 2005, the board of directors created the compliance committee and redirected most compliance-related activities to that committee. A new audit committee charter will be reviewed and adopted at the May 2005 meeting of the board of directors. The description below describes the activities of the audit and compliance committee in 2004.
      The members of Renal Care Group’s audit committee are all financially literate and independent for purposes of audit committee membership under the NYSE listing requirements and rules of the Securities and Exchange Commission (SEC). During 2004, the audit and compliance committee operated under a written charter that was included as an appendix to our proxy statement for the 2003 annual meeting of shareholders. The charter is also available on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance) and in print to any shareholder who requests it by writing to the Secretary at Renal Care Group’s principal executive offices. The audit and compliance committee engages the independent auditors, reviews the independence of the independent auditors, approves all audit and non-audit fees for services rendered by the independent auditors, approves the scope of the annual activities of the independent auditors and reviews audit results. The committee also reviews the accounting principles we use in financial reporting, our internal auditing procedures and the adequacy of our internal control procedures, all in conjunction with Renal Care Group’s independent auditor. During 2004, the audit and compliance committee also oversaw the activities of our internal compliance committee and program and received reports from that committee and our Compliance Officer.
      In addition, the audit and compliance committee has established procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters. The committee has also established procedures for the confidential, anonymous submission by employees of Renal Care Group of concerns regarding questionable accounting and auditing matters. The audit and compliance committee is chaired by Mr. Lapham and also includes Mr. Hutts, Mr. Grua and Mr. Smith. The board of directors has determined that Mr. Lapham qualifies as an audit committee financial expert under SEC rules and also possesses accounting or related financial management expertise under the NYSE listing requirements.
      Compensation Committee. Renal Care Group’s compensation committee is composed solely of independent directors and operates under a written charter that is available on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance) and in print to any shareholder who requests it by writing to the Secretary at Renal Care Group’s principal executive offices. It is responsible for establishing salaries, bonuses, and other compensation for our executive officers, including the Chief Executive Officer, and for administering Renal Care Group’s stock option plans. The compensation committee is chaired by Mr. Hutts and also includes Mr. Grua and Dr. Jacobson.

Meetings
      During 2004, the board of directors held four regularly scheduled meetings and two special meetings. In addition, during 2004, the compensation committee met four times; the audit and compliance committee met nine times; and the nominating and governance committee met three times. Each director attended at least 75% of the total number of meetings held by the board and its committees on which he served.
      In addition, the non-management directors, Messrs. Grua, Hutts, Lapham and Smith and Drs. Jacobson, Lowery and McMurray meet at regularly scheduled executive sessions without management. The independent directors under the NYSE listing requirements also meet separately in executive session at least once a year. The chairs of our nominating and governance committee, audit and compliance committee and compensation committee rotate serving as the presiding director at the executive sessions of our non-management directors and independent directors. Interested parties may send communications to the chair of any of our standing board committees, the presiding director at executive sessions or to the non-management directors as a group by writing to Non-Management Directors, c/o Secretary, Renal Care Group, Inc., 2525 West End Avenue, Suite 600, Nashville, TN 37203.
      The Board of Directors has not adopted a policy encouraging all members of the board of directors to attend annual meetings of shareholders. Three members of the board of directors attended the 2004 annual meeting of shareholders.
      Shareholders may send communications to the board of directors, or any individual member of the board, in accordance with the process discussed on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance).

Compensation of Directors
      In 2005, each non-employee member of the board will receive an annual retainer of $30,000, a fee of $5,000 for each meeting of the board he attends and a fee of $1,000 for each committee meeting he attends. In 2005, committee chairs will receive an additional annual fee of $5,000. Members of the board of directors who are employees of Renal Care Group do not receive any compensation for serving on the board of directors, except for Mr. Johnston, who serves as our Chairman of the Board. In 2005, Mr. Johnston, as Chairman of the Board, will receive base compensation in the amount of $440,000. He will receive no additional per meeting fees. Mr. Johnston will be eligible for bonuses in the discretion of the board and stock option grants in the discretion of the compensation committee. Mr. Johnston was paid $645,000 during 2004 for his services as Chairman and was granted options to purchase 25,311 shares of common stock with an exercise price of $31.75 per share.
      All directors, including members who are employees, receive reimbursement of out-of-pocket expenses incurred in connection with attending meetings of the board of directors or its committees.
      We maintain the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors to provide for grants of options to our non-employee directors. This plan provides for automatic grants to all non-employee directors. This plan provides for an initial grant to each eligible director of 16,875 shares on the date such person first becomes a director and subsequent annual grants of options to purchase 8,437 shares of common stock following each annual meeting. The annual grants are made on the day following each annual meeting of shareholders.

PROPOSAL 2
APPROVAL OF PROPOSED AMENDMENT TO THE
RENAL CARE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
      The board of directors adopted the Renal Care Group, Inc. Employee Stock Purchase Plan in January 1996, and the sole shareholder approved the Employee Stock Purchase Plan in January 1996. The board of directors approved an amendment and restatement of the plan, effective as of July 1997. Under the Employee Stock Purchase Plan, Renal Care Group has reserved a total of 1,012,000 shares of common stock for issuance upon the exercise of options to purchase the company’s stock. The board of directors has adopted resolutions approving and recommending to the shareholders for their approval an amendment to the Employee Stock Purchase Plan that would increase the number of shares reserved for issuance under the Employee Stock Purchase Plan from 1,012,000 to 2,012,000 shares. If approved by the shareholders, the proposed Amendment will be effective on the date of the 2005 annual meeting.
      A summary of the Employee Stock Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan. Renal Care Group will provide, free of charge, a copy of the Employee Stock Purchase Plan to any shareholder upon written request to the Secretary, Renal Care Group, 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203.
General
      The purpose of the Employee Stock Purchase Plan is to provide an opportunity for eligible employees to share in the growth and prosperity of the company by acquiring a proprietary interest in the company through the acquisition of shares of the company’s common stock.
Administration
      The Employee Stock Purchase Plan is administered by the compensation committee of the board of directors. Subject to the express provisions of the plan, the committee has authority to interpret and construe the provisions of the plan, to adopt rules and regulations for administering the plan, and to make all other determinations necessary or advisable for administering the plan. The plan will be administered in order to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)
Stock Subject to the Plan
      Prior to the proposed amendment, 1,012,000 shares of our common stock had been reserved for issuance under the Employee Stock Purchase Plan, of which there were fewer than 1,000 shares remaining available for purchase under the plan. The proposed amendment would increase this number by 1,000,000 shares, so that a maximum of 2,012,000 shares of common stock will be made available for purchase by participants under the plan, subject to appropriate adjustment for mergers, consolidations, reorganizations, stock dividends, stock splits, or other changes in the Company’s capitalization. If an option granted under the plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such option that are not purchased shall again be available for subsequent option grants under the plan. The shares issuable under the plan may be issued out of authorized but unissued shares or may be shares issued and later acquired by the Company.
Eligibility; Grant and Exercise of Options
      All employees of the Company or its participating subsidiaries who have been employed by the Company for at least one month, and are regularly scheduled to work at least 20 hours each week and at least five months each calendar year, are eligible to participate in the Employee Stock Purchase Plan. As of March 31, 2005, there were approximately 3,071 persons eligible to participate in the plan.
      There are two offering periods under the plan each year during which options to purchase common stock are outstanding under the plan. The first offering period begins on the first trading day in January and runs until the last trading day in December, and the second offering period begins on the first trading day in July and runs until the last trading day in December. An eligible employee may elect to become a participant in either offering of a plan year by submitting a contribution agreement to the committee prior to the beginning of such offering, which authorizes a regular payroll deduction from the employee’s paycheck. A participant in either the first or second offering will be deemed to have elected to participate at the same contribution rate in the first offering of each subsequent plan year, unless he or she files a new contribution agreement. A participant’s payroll deduction must be in any whole percentage from one to ten percent of such participant’s base compensation payable each pay period.
      A contribution account will be established for each participant, to which the participant’s payroll deductions will be credited, until these amounts are either withdrawn, distributed or used to purchase common stock, as described below.
      On the first day of an offering, each participant is granted an option to purchase on the last day of the offering (the “Exercise Date”) at the price described below (the “Purchase Price”) the number of full shares of common stock which the cash credited to the participant’s contribution account on the Exercise Date will purchase at the Purchase Price. An employee may not be granted an option for an offering if immediately after the grant, he or she would own five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries. A participant cannot receive options that, in combination with options under other plans qualified under Section 423 of the Code, would result during any calendar year in the purchase of shares having an aggregate fair market value of more than $25,000.
      Unless the participant terminates employment or withdraws from the Employee Stock Purchase Plan or an offering on or before the Exercise Date, his or her option to purchase shares of common stock will be deemed to have been exercised automatically on the Exercise Date. The cash balance, if any, remaining in the participant’s contribution account at the end of an offering will remain in the contribution account to be used in the next offering, unless the participant requests that such amount be refunded. In the event that the participant is not enrolled in the next offering, the excess balance will be refunded to the participant, without interest. The Purchase Price will be the lesser of (i) 85% of the fair market value of the common stock on the Exercise Date of the offering; or (ii) 85% of the fair market value of the common stock on the grant date of the offering.
      Upon notice to the committee, a participant may at any time during an offering (i) suspend contributions to his or her contribution account, or (ii) withdraw contributions made to his or her contribution account; provided, however, that upon withdrawal of his or her contributions, such participant may not participate in the plan until the beginning of the subsequent offering.
      Options granted under the plan are not transferable by the participant other than by will or by the laws of descent and distribution and are exercisable only by the participant during his or her lifetime.
No Employment Rights
      Neither the establishment of the Employee Stock Purchase Plan nor the grant of any options thereunder nor the exercise thereof will be deemed to give to any employee the right to be retained in the employ of the Company or any of its subsidiaries or to interfere with the right of the Company or any such subsidiary to discharge any employee or otherwise modify the employment relationship at any time.
Termination of Employment
      If a participant terminates employment for any reason other than death, retirement or disability or if the participant withdraws from the Employee Stock Purchase Plan, then his or her participation in the plan terminates immediately, and the balance in the participant’s contribution account will be returned to the participant in cash, without interest. If a participant terminates employment by reason of death, unless his or her beneficiary elects to withdraw all payroll deductions credited to the participant’s contribution account, the balance accumulated in the participant’s contribution account will be used to purchase shares of common stock on the Exercise Date following the date of the participant’s death (up to the amount of the payroll deductions credited to the participant’s contribution account prior to the earlier of (i) 60 days after the date of death, or (ii) the Exercise Date following the date of death). If a participant terminates employment by reason of retirement or disability, no further contributions on behalf of such participant will be made, and unless the participant elects to withdraw the balance in his contribution account by notifying the committee in writing prior to the Exercise Date, the balance will be used to purchase common stock on the Exercise Date. In the event that a participant terminates employment by reason of retirement more then 3 months prior to the Exercise Date, unless he or she files a specific request that such balance be used to purchase common stock, the balance accumulated in such participant’s contribution account will be returned to the participant, without interest.
Amendment and Termination of the Plan
      The board may amend the Employee Stock Purchase Plan, in whole or in part, at any time; provided, however, that no amendment may, without stockholder approval, (i) increase the number of shares of common stock eligible for purchase under the plan, (ii) reduce the Purchase Price per share, (iii) make participation in the plan available to non-employees, (iv) change the designation of corporations whose employees may participate in the plan, or (v) modify the plan in any other way if such modification requires stockholder approval. The Company may terminate the plan at any time, in which event the date of termination will be treated as the Exercise Date and all funds in a participant’s contribution account not used to purchase common stock will be refunded to the participant.
Federal Income Tax Consequences to the Company and to Participants
      The plan is designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Code. A general summary of the federal income tax consequences regarding the plan is stated below. The tax consequences of participating in the plan may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the plan as to both federal and state income tax considerations.
      Neither the grant nor the exercise of options under the plan will have a tax impact on the participant or the Company. If an participant disposes of the common stock acquired upon the exercise of his options after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the common stock at the time of disposition, or (ii) the fair market value of the common stock at the date of grant, exceeds the Purchase Price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds common stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the common stock at the time of death, or (ii) the fair market value of the common stock at the date of grant exceeds the Purchase Price. The Company will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of common stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the common stock on the date of exercise of the option over the Purchase Price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.
Benefits to Named Executive Officers and Others
      During fiscal year 2004, the following employees and groups participated in the Employee Stock Purchase Plan. Because participation in the plan is voluntary, we cannot presently determine the benefits or amounts that will be received in the future by any person or group under the plan. The closing sale price of our common stock on the New York Stock Exchange on April 15, 2005 was $37.76 per share.

	Employee Stock Purchase Plan

			Shares of Common
			Stock Purchased
Name and Position	Dollar Value		under the Plan

Gary A. Brukardt	$21,236.57	(1)	901
President and Chief Executive Officer	$—	(2)	—
David M. Dill	$21,236.57	(1)	901
Executive Vice President, Chief	$—	(2)	—
Financial Officer, and Treasurer
Raymond Hakim, M.D., Ph.D.	$—	(1)	—
Senior Executive Vice President, Clinical Affairs and Chief	$—	(2)	—
Medical Officer
William P. Johnston	$21,236.57	(1)	901
Chairman of the Board	$—	(2)	—
Timothy P. Martin	$21,236.57	(1)	901
Executive Vice President and Chief Operating Officer Operations	$—	(2)	—
All Executive Officers as a Group (including the above)	$111,674.66	(1)	4,738
	$—	(2)	—
All Non-Executive Directors as a Group (including the above)	—		—
			—
All Non-Executive Employees as a Group	$3,228,217.91	(1		) 136,963
	$945,849.45	(2)	33,865

(1)	Shares were purchased at 15% discount to the market value of our common stock on January 2, 2004 (the grant date of the first offering period), which was $27.73 per share (after giving effect to the Company’s 3-for-2 stock split that occurred on May 25, 2004).

(2)	Shares were purchased at 15% discount to the market value of our common stock on July 1, 2004 (the grant date of the second offering period), which was $32.86 per share.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE RENAL CARE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN

Securities Authorized for Issuance under Equity Compensation Plans
      This table gives information as of December 31, 2004 about the securities authorized for issuance under our equity compensation plans.
Equity Compensation Plan Information

Number of Shares
Remaining Available
	Number of Shares to	Weighted-Average	For Future Issuance
	be Issued Upon	Exercise Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
	and Rights	Rights	In Column (a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by Shareholders	8,643,000	$20.92	7,006,000
Equity compensation plans not approved by Shareholders(2)(3)	307,000	$6.97	—

Total	8,950,000	$20.44	7,006,000

(1)	Renal Care Group currently has three option plans that were assumed in connection with a merger, acquisition or other transaction. The first such plan was adopted by Renal Disease Management by Physicians, Inc. in 1997, and there are approximately 9,000 options issued and outstanding under such plan at a weighted average exercise price of $15.16. The second plan was adopted by Dialysis Centers of America, Inc. in 1995, and there are approximately 18,000 options issued and outstanding under such plan at a weighted average exercise price of $17.05. The third plan was adopted in 1994, and there are approximately 13,000 options issued and outstanding under such plan at a weighted average exercise price of $2.22. No future awards may be made under any of these plans.

(2)	Includes shares that may be issued as restricted stock, restricted stock units, performance shares and other stock-based awards under Renal Care Group’s Fourth Amended and Restated 1996 Stock Incentive Plan, the Amended and Restated 1999 Long-Term Incentive Plan and the 2004 Stock and Incentive Compensation Plan.

(3)	These options were issued outside of our existing stock options plans to certain employees, officers, directors, and other key persons. These options were granted at fair market value and vest over various periods up to five years and have a term of ten years from the date of issuance.

SECURITY OWNERSHIP OF DIRECTORS,
OFFICERS AND PRINCIPAL SHAREHOLDERS
      The following table sets forth the number of shares of common stock held beneficially, directly or indirectly, as of the Record Date by (a) each shareholder that, to our knowledge, owns more than 5% of our outstanding common stock, (b) each director of Renal Care Group, (c) our executive officers, and (d) all of our directors and executive officers as a group, together with the percentage of the outstanding shares of common stock which such ownership represents.
COMMON STOCK

	Beneficial Ownership(1)

Name	Number	Percent

FMR Corp.(2)	10,160,100	14.9%
Gary A. Brukardt(3)	658,463	*
Peter J. Grua(4)	26,812	*
Joseph C. Hutts(5)	25,311	*
Harry R. Jacobson, M.D.(6)	587,819	*
William P. Johnston(7)	84,420	*
William V. Lapham(8)	60,710	*
Thomas A. Lowery, M.D.(9)	100,459	*
Stephen D. McMurray, M.D.(10)	65,850	*
C. Thomas Smith(11)	25,312	*
Raymond Hakim, M.D., Ph.D.(12)	529,609	*
David M. Dill(13)	136,837	*
David Maloney(14)	34,053	*
Timothy P. Martin(15)	61,526	*
Douglas B. Chappell(16)	93,858	*
All executive officers and directors as a group (13 persons)(17)	2,491,039	3.6

*	Less than 1% of the outstanding common stock.

(1)	Information relating to the beneficial ownership of common stock by the individuals included in this table is based upon information furnished by each such individual using “beneficial ownership” concepts used in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act. Beneficial ownership includes shares as to which such person or group, directly or indirectly, through any contract, management, understanding, relationship, or otherwise has or shares voting power and/or investment power as those terms are defined in Rule 13d-3(a) of the Exchange Act. Except as indicated in other footnotes to this table, each individual listed above possesses sole voting and investment power with respect to all shares set forth by his or its name, except to the extent that voting or investment power is shared by that person’s spouse under applicable law. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage by the particular person or group, but are not deemed outstanding for any other purpose.

(2)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The number of shares reported and the information included in this footnote were derived from a Schedule 13G/ A filed on February 14, 2005 by FMR Corp. (“FMR”). Edward C. Johnson, III, as Chairman of FMR, and Abigail Johnson, as a Director of FMR, are deemed beneficial owners of the 10,160,100 shares of such common stock and jointly executed the Schedule 13G/ A. FMR reports that it has sole voting power over 849,435 shares and sole dispositive power over 10,160,100 shares. FMR also reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. Fidelity is the beneficial owner of 9,310,665 shares or 13.82% of such outstanding common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). The ownership of one such investment company, Fidelity Low Priced Stock Fund, amounted to 7,350,000 shares or 10.91% of our total outstanding common stock. Fidelity and Fidelity Low Priced Stock Fund also jointly executed the Schedule 13G/ A filed by FMR and share the same address as FMR. Mr. Johnson and FMR, through its control of Fidelity, each has sole power to dispose of 9,310,665 shares owned by the Fidelity Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 849,435 shares or 1.26% of our outstanding common stock as a result of serving as investment manager of institutional account(s). Mr. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 849,435 shares and sole power to vote or to direct the voting of 849,435 shares owned by the institutional account(s).

(3)	Includes 650,688 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 510,937 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(4)	Includes 25,312 shares of common stock that may be acquired upon exercise of options within 60 days.

(5)	Includes 25,311 shares of common stock that may be acquired upon exercise of options within 60 days.

(6)	Includes 42,185 shares of common stock that may be acquired upon exercise of options within 60 days.

(7)	Includes 67,498 shares of common stock that may be acquired upon exercise of options within 60 days.

(8)	Includes 59,060 shares of common stock that may be acquired upon exercise of options within 60 days and 750 shares of common stock held by his spouse.

(9)	Includes 8,437 shares of common stock that may be acquired upon exercise of options within 60 days.

(10)	Includes 8,437 shares of common stock that may be acquired upon exercise of options within 60 days and 15,375 shares of common stock that may be acquired upon exercise of options within 60 days that are held by his spouse.

(11)	Includes 25,312 shares of common stock that may be acquired upon exercise of options within 60 days.

(12)	Includes 487,813 shares of common stock that may be acquired upon exercise of options within 60 days and 26,667 shares of restricted stock that may be acquired within 60 days. Does not include 370,937 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(13)	Includes 133,125 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 274,375 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(14)	Includes 28,125 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 184,375 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days

(15)	Includes 60,625 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 276,250 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(16)	Includes 83,750 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 130,000 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(17)	Includes 1,721,053 shares of common stock that may be acquired upon exercise of options within 60 days and 13,333 shares of restricted stock that may be acquired within 60 days.

MANAGEMENT
      The names, titles and biographies of our executive officers are set forth below. Biographical information concerning Gary A. Brukardt and William P. Johnston, who are also directors of the Company, are set forth under Proposal 1 in this Proxy Statement.

Name	Age	Position

Gary A. Brukardt	59	President and Chief Executive Officer
William P. Johnston	60	Chairman of the Board
Raymond M. Hakim, M.D., Ph.D.	60	Senior Executive Vice President, Clinical Affairs and Chief Medical Officer
David M. Dill	36	Executive Vice President, Chief Financial Officer and Treasurer
Timothy P. Martin	47	Executive Vice President and Chief Operating Officer
David M. Maloney	45	Executive Vice President and Chief Information Officer
Douglas B. Chappell	43	Senior Vice President, Secretary, and General Counsel
      Dr. Hakim was named Senior Executive Vice President, Clinical Affairs in 2005 after serving as our Executive Vice President and Chief Medical Officer since 1995. He has published extensively on the adequacy of dialysis and the clinical aspects of biocompatibility. From 1992 to 1995, Dr. Hakim served as Medical Director for the Vanderbilt Dialysis Program. He served as a member of the Medical Board of Vanderbilt University Medical Center in 1992, as Chairman of the Ambulatory Services Committee of Vanderbilt University Medical Center in 1990 and 1991, and as Director, Clinical Nephrology of Vanderbilt University Medical Center from 1987 to 1991. He received his M.S. from Rensselaer Polytechnic Institute, his Ph.D. from Massachusetts Institute of Technology and his M.D. from McGill University. Dr. Hakim performed his residency at Royal Victoria Hospital and his renal fellowship at Brigham and Women’s Hospital.
      Mr. Dill has been our Executive Vice President and Chief Financial Officer since 2003. Mr. Dill has served in various finance and accounting roles since he joined the Company in 1996. Immediately before he was promoted to be Executive Vice President and Chief Financial Officer, Mr. Dill was our Senior Vice President, Finance. Prior to joining Renal Care Group in 1996, Mr. Dill was an accountant with Deloitte & Touche LLP. Mr. Dill is a certified public accountant and holds a B.S. in accounting from Murray State University.
      Timothy P. Martin was appointed Executive Vice President, Operations in 2003 and was named Chief Operating Officer in 2005. From 1997 until 2003, Mr. Martin served in various operational positions at Renal Care Group; most recently he was our Senior Vice President East Group and had operational responsibilities for our University Program and our MidAmerica and East Regions. Prior to joining Renal Care Group in 1997, Mr. Martin was a Vice President for Comprehensive Healthcare of Ohio, a hospital holding company affiliated with the Cleveland Clinic Foundation. He began his business career in operations with Continental Cablevision. He received his B.A. in political science and his M.B.A. from Case Western Reserve University’s Weatherhead School of Business Management.
      Mr. Maloney was appointed as Executive Vice President in 2005. He joined the Company in October 1996 as a Vice President and was responsible for the design and implementation of our information systems, telecommunications networks and managed care strategies. In his present position, Mr. Maloney has responsibility for physician services, integration of acquired operations, information services, planning and product line development. Prior to joining Renal Care Group in October 1996, Mr. Maloney was Vice President, managed care for Baptist Hospital from 1994 to 1996. From 1982 to 1994, he was with Andersen Consulting (now Accenture). Mr. Maloney received a B.S. in Business Administration from Auburn University.

      Mr. Chappell has been our Senior Vice President, Secretary and General Counsel since 1998. Before he joined the company in 1998, Mr. Chappell practiced law at Alston & Bird LLP from 1994 until 1998 and from 1988 until 1992. At Alston & Bird he specialized in corporate and securities law and mergers and acquisitions. From 1992 until 1994, Mr. Chappell was Senior Counsel at Policy Management Systems Corporation, a NYSE-listed provider of computer software and information services to the insurance industry. Mr. Chappell received his A.B. from Duke University and his J.D. from the University of Texas.
Employment Agreements
      We have entered into employment agreements with Mr. Brukardt, Mr. Chappell, Mr. Dill, Dr. Hakim, Mr. Maloney and Mr. Martin, as well as some other key associates. The term of the employment agreement for Mr. Brukardt commenced on April 28, 2003; the term of Mr. Chappell’s commenced on January 1, 2004; the term of Mr. Dill’s commenced on November 3, 2003; the term of Dr. Hakim’s commenced on December 15, 2003; the term of Mr. Maloney’s commenced on February 3, 2005; and the term of Mr. Martin’s commenced on November 30, 2003. Each of these employment agreements has a term of three years with successive one-year renewal terms. Each of these employment agreements contains restrictive covenants that prohibit the officer from competing with Renal Care Group for one year after the end of the employment term, unless the employment agreement is terminated following a change in control.
      The annual salaries of the executive officers as set forth in the employment agreements are $550,000, $270,000, $275,000, $400,000, $300,000 and $300,000 for Mr. Brukardt, Mr. Chappell, Mr. Dill, Dr. Hakim, Mr. Maloney and Mr. Martin, respectively. These salaries are subject to adjustment by the compensation committee. Each executive officer is eligible under his employment agreement for bonuses at the sole discretion of the compensation committee.
      The employment agreements also provide for severance of (i) salary for 12 months if the officer is terminated without cause, (ii) salary for one month if the officer is terminated for cause, (iii) salary (plus target bonus) for 36 months (24 months for Mr. Chappell) if the officer is terminated within 12 months of a change in control of Renal Care Group either (A) without cause, or (B) by resignation of the officer as a result of declining to accept reassignment to a job that is not the equivalent of his then current position, or (iv) salary (plus target bonus) for 24 months if the officer resigns 12 months after a change in control. If any of the executive officers receives severance that would result in the imposition of excise tax under Section 4999 of the Code, then he will be entitled to the amount described above plus a gross-up payment, if necessary, to reimburse him for any such excise tax plus all federal, state and local income and excise taxes imposed on the gross-up payment. In addition, following a change in control, if any of the above officers resigns for any reason or is terminated without cause, the non-competition covenants set forth in his employment agreement will become null and void.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the annual salaries paid to our named executive officers for the fiscal years ended December 31, 2002, 2003 and 2004, if the officer was a named executive officer during any part of the year. We refer to Mr. Brukardt, Mr. Dill, Dr. Hakim, Mr. Johnston, and Mr. Martin in this Proxy Statement as the “Named Executive Officers.”

				Long-Term Compensation

					Securities
		Annual Compensation		Restricted	Underlying
				Stock	Options/	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	SARs	Compensation

Gary A. Brukardt	2004	$598,077	$504,167	—	150,000	$1,275	(2)
President and Chief	2003	501,000	461,250	—	200,000	19,096	(2)
Executive Officer	2002	410,000	241,800	—	150,000	9,174	(2)
David M. Dill	2004	313,462	103,125	—	100,000	1,061	(2)
Executive Vice President,	2003	240,137	85,625	—	130,000	420	(2)
Chief Financial Officer,	2002	—	—	—	—	—
and Treasurer
Raymond Hakim, M.D., Ph.D.	2004	428,846	360,000	—	100,000	19,662	(2)
Senior Executive Vice President,	2003	389,231	433,000	1,096,280	120,000	3,074	(2)
Clinical Affairs and Chief	2002	360,000	221,000	—	150,000	3,074	(2)
Medical Officer
William P. Johnston,	2004	419,231	225,000	—	25,311	4,802	(3)
Chairman of the Board	2003	300,000		—	16,875	—
	2002	—	—	—	—	—
Timothy P. Martin	2004	358,460	156,250	—	100,000	83,465	(4)
Executive Vice President and	2003	246,448	141,000	—	130,000	—
Chief Operating Officer	2002	—	—	—	—	—

(1)	Dr. Hakim was granted a restricted stock award of 40,000 shares on December 15, 2003. The value in the above table is based on a closing price of $27.407 on that date. The award contains restrictions that lapsed as to one-third of the shares on December 15, 2004 and will lapse as to one-third of such shares on May 1, 2005 and the remaining one-third of such shares on May 1, 2006. Dividends, if any, will be paid on this restricted stock. As of December 31, 2004, Dr. Hakim held an aggregate of 26,667 shares of restricted stock valued at $959,745 (based on the closing price of $35.99 on that date).

(2)	The amounts represent premiums we paid in respect of life insurance policies for the benefit of each Named Executive Officer.

(3)	The amounts represent premiums we paid in respect of life insurance policies and financial and estate planning services for the benefit of the Named Executive Officer.

(4)	The amount represents premiums we paid in respect of life insurance policies and relocation expenses for the benefit of the Named Executive Officer.

Option Grants in 2004
      The following table is a summary of all stock options granted to the Named Executive Officers during the year ended December 31, 2004. Individual grants are listed separately for each Named Executive Officer. In addition, this table shows the potential gain that could be realized if the price of the common stock were to appreciate at an annual rate of either 5% or 10% over the option term.

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise or		Option Term(2)
	Options	in Fiscal	Base Price	Expiration
Name	Granted(1)	Year	($/share)	Date	5%	10%

Gary A. Brukardt	150,000	8.7	$31.57	8/4/14	$2,978,131	$7,547,167
David M. Dill	100,000	5.8	31.57	8/4/14	1,985,420	5,031,445
Raymond Hakim, M.D., Ph.D.	100,000	5.8	31.57	8/4/14	1,985,420	5,031,445
William P. Johnston	25,311	1.5	31.57	8/4/14	502,530	1,273,509
Timothy P. Martin	100,000	5.8	31.57	8/4/14	1,985,420	5,031,445

(1)	Options vest as to 25% of the shares one year after the date of grant and an additional 25% on each successive anniversary date, except for the options granted to Mr. Johnston, which were fully vested on the date of grant.

(2)	The potential realizable value through the expiration date of the options has been determined on the basis of the market price per share at the time of grant compounded annually over the term of the option, net of the exercise price. These values have been determined based upon assumed rates of appreciation mandated by the Securities and Exchange Commission and are not intended to forecast the possible future appreciation, if any, of the price or value of the common stock.
Aggregated Option Exercises In 2004 And Year-End Values
      Set forth below is information with respect to exercises of options by the Named Executive Officers during 2004 pursuant to Renal Care Group’s stock incentive plans, and information with respect to unexercised options held by the Named Executive Officers as of December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options Held at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary A. Brukardt	112,500	$1,812,662	700,688	510,937	$14,793,652	$6,586,066
David M. Dill	30,000	601,880	133,125	274,375	2,366,828	2,571,452
Raymond Hakim, M.D., Ph.D.	231,250	4,514,217	487,813	370,937	10,199,860	4,507,466
William P. Johnston	0	0	67,498	0	757,420	0
Timothy P. Martin	20,000	347,800	60,625	276,250	777,955	2,603,908

(1)	Amounts represent the market value of the underlying common stock on the date of exercise, less the applicable exercise price.

(2)	Amounts represent the market value of the underlying common stock as of December 31, 2004 ($35.99) less the applicable exercise price.
Defined Benefit Plan
      In January 2003, the board of directors approved a retirement benefit plan for Mr. Brooks, our former Chairman, Chief Executive Officer and President. The plan provides that the Company will make 120 monthly payments of approximately $54,000 to Mr. Brooks or his estate beginning on his death or retirement. Mr. Brooks died in March 2003, and we made the first payment under this plan in May 2003. The plan also provides that we maintain health coverage for Mr. Brooks’ surviving spouse for ten years.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Introduction
      The compensation committee submits this report at the direction of the board of directors. It provides information about the compensation and benefits provided to our Chief Executive Officer and other executive officers. The compensation committee is responsible for all decisions regarding compensation for our executive officers. The compensation committee is composed of three independent directors. Because the committee believes that each executive officer has the potential to affect both our short-term and long-term profitability, the committee places considerable importance on the task of creating and implementing our executive compensation program.
      Our executive compensation program is focused on shareholder value, our overall performance, the effect of the executive’s performance on our success and the individual performance of the particular executive.
Compensation Philosophy
      The committee’s philosophy is to integrate the compensation of our executive officers with corporate performance. The committee’s objectives are to measure executive performance against short-term and long-term goals, reward performance, and recognize individual initiative and achievements. The committee is also focused on assisting the company in attracting, motivating and retaining qualified executives, while aligning the incentives of management with the interests of shareholders. In administering the compensation policies and programs used by the committee and endorsed by the board of directors, the committee:

•	recommends total compensation of executive officers in relation to our performance;

•	aligns compensation amounts with comparable levels paid to executive officers of companies that are comparable to us in size and performance; and

•	provides cash bonuses based upon a percentage of annual salary to motivate and retain highly-qualified executive officers.
      The compensation committee considers and approves all grants of stock options and restricted stock. Our compensation program currently consists of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In 2004, the committee reviewed, with the assistance of outside consultants, our executive compensation relative to executive compensation of peer groups. Because our compensation plan involves incentives that are contingent upon our performance and individual performance, an executive officer’s actual compensation level in any particular year may be above or below the compensation of similarly situated officers of comparable companies. The committee reviews each element of executive compensation annually. The key components of our executive compensation program are described below.
Base Salary
      The compensation committee reviews and approves an annual salary plan for our executive officers. In 2004, the salary plan was developed by the chairman of the compensation committee with input from two compensation consultants, one engaged by the Company and one engaged by the committee. The committee then reviewed the plan with our Chairman of the Board and our Chief Executive Officer. The committee reviewed reports from independent compensation consultants and considered other subjective factors in determining the salary plans for 2004. The committee’s goal was to place base compensation at or near the median of peer group companies with bonus compensation and option incentives that could, if we perform well, result in total compensation at or near the 75th percentile of peer group companies.

      Among the factors the committee considered in determining base salary were the executive officer’s responsibilities, the scope of the position, length of service, corporate and individual performance, and salaries paid by other health care services companies to officers in similar positions. The committee then integrated these factors with other relevant factors, including our net income, earnings per share, return on invested capital and growth.
Bonuses
      The compensation committee believes that a significant portion of the total cash compensation for executive officers should be based on our achievement of specific criteria, including earnings per share and clinical performance, and on the executive’s individual performance. Executive officers receive a cash bonus based on a percentage of annual base salary, if the company and the executive officer meet annual performance targets. The performance targets are established and communicated at the beginning of each year. The committee includes clinical performance targets and individual performance targets with earnings-based targets to determine bonuses for the executive officers. The committee believes our long-term success depends not only on earnings per share performance but also on keeping our patients healthy, which may not translate directly into improved financial performance during a particular year. In 2004, the target bonus for the CEO was 100% of base salary, the target bonus for each of the executive vice presidents was 75% of base salary, and the target bonus for Mr. Chappell was 50% of base salary. Maximum bonuses for executive officers in 2004 could be as much as 150% of base salary in the case of the CEO, 112.5% for executive vice presidents and 75% for Mr. Chappell. As a result, a significant part of each executive’s cash compensation package is at risk based on his and our performance.
Long-Term Component — Stock Incentive Plans
      To date, we have relied primarily upon stock option and restricted stock awards to provide long-term incentives for executives, align executives’ incentives more closely with the interests of shareholders and to allow us to keep the level of base compensation at or near the median for the industry. The compensation committee continues to believe that stock options and restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management. Our stock incentive plans permit us to issue stock options and restricted stock awards to officers, key employees, and consultants. Subject to general limits prescribed by the stock incentive plans, the compensation committee has the authority to determine the individuals to whom stock options and restricted stock awards are granted, the terms of the options and restricted stock awards, and the number of shares subject to each option or restricted stock award. The size of any particular stock option or restricted stock award is generally based upon the individual executive’s position and performance during the related evaluation period. With respect to stock options, because the exercise price of the options is the market price of a share of our common stock on the date of grant and the options generally vest over a period of time, employees benefit only if the value of our common stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the committee works to align the financial interests of management with those of our shareholders. For this reason, we use stock options as our principal long-term incentive program.
      Executive officers may also participate in our Employee Stock Purchase Plan. Executive officers participate in the stock purchase plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plan. All contributions to the stock purchase plan are invested in Renal Care Group’s common stock. These features are intended to align further the employees’ and shareholders’ long-term financial interests more closely.
Chief Executive Officer Compensation
      The compensation committee’s basis for compensation of Mr. Brukardt, as our Chief Executive Officer during 2004, was based on the compensation philosophy discussed above. Mr. Brukardt participated in the same executive compensation plans available to the other executive officers. In 2004 the committee set Mr. Brukardt’s base salary at $600,000. The compensation committee approved options to purchase 150,000 shares of common stock. The compensation levels established for Mr. Brukardt were in response to the board’s and the committee’s assessments of our performance and accomplishments in 2004, as well as Mr. Brukardt’s position and the nature of his responsibilities and contributions. The committee considered Mr. Brukardt’s performance in terms of the company’s success in meeting performance targets, from both an operational and a financial standpoint, and in developing and executing our strategic plan.
Federal Income Tax Deductibility Limitations
      The compensation committee intends to work to structure future compensation so that executive compensation paid by Renal Care Group is fully deductible in accordance with Section 162(m) of the Internal Revenue Code. One of the features of the 2004 Stock and Incentive Compensation Plan adopted at the 2004 annual meeting, was a cash incentive provision that makes bonuses granted under it deductible for Section 162(m) purposes. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met. However, the committee may, in a particular case, decide to approve compensation that may prove not to be deductible.
Summary
      The compensation committee believes that the mix of base salaries, variable cash incentives and the potential for equity ownership outlined above is an appropriate balance that serves to motivate the management team to produce strong returns for our shareholders over the long term. The committee also believes this program strikes an appropriate balance between our interests and needs in operating the business and appropriate rewards based on shareholder value.

Submitted by the Compensation Committee

Joseph C. Hutts, Chairman
Peter J. Grua
Harry R. Jacobson, M.D.

SHAREHOLDER RETURN
PERFORMANCE GRAPH
      The graph below shows the comparative performance of our common stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The graph compares the percentage change of cumulative total shareholder return on our common stock with (1) the Standard & Poor’s 500 Composite Index and (2) the Nasdaq Health Services Stocks, SIC Codes 8000-8099. The graph begins on December 31, 1999. For purposes of preparing the graph, we assumed that an investment of $100 was made on December 31, 1999 in each of our common stock, the S&P 500 Composite Index and the Nasdaq Health Services Stocks and that all dividends, if any, were reinvested at the time they were paid.
      The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the common stock.
Comparison of Five-Year Cumulative Total Returns
Performance Graph for Renal Care Group, Inc.
Produced on 04/20/2005 including data to 12/31/2004

	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004

Renal Care Group, Inc.	100.0	117.3	187.3	135.4	176.3	231.0
S&P 500 Stocks	100.0	91.2	80.4	62.6	80.6	89.5
Nasdaq Health Services Stocks SIC 8000 — 8099 US & Foreign	100.0	137.3	148.4	127.9	195.5	246.4

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
Source: Center for Research in Security Prices
      The report of the compensation committee and the performance graph do not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report or performance graph by reference in any of those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Members of the Compensation Committee during 2004 were Mr. Hutts, Mr. Lapham and Dr. Jacobson. None of them was an officer or employee of the Company or any of its subsidiaries in 2004, or at any time prior thereto. None of our executive officers served on the Compensation Committee (or equivalent) or the Board of Directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee.
      Dr. Jacobson currently serves as Vice Chancellor of Health Affairs at Vanderbilt University Medical Center. We are a party to two Dialysis Center Management Agreements with Vanderbilt University Medical Center (VUMC) pursuant to which we manage VUMC’s outpatient dialysis centers. Each agreement has a one-year term that is automatically renewed each year unless either party cancels the agreement at least 90 days prior to the end of the current term. We received approximately $637,972 pursuant to these agreements for the year ended December 31, 2004.
AUDIT COMMITTEE REPORT
      During 2004, the audit committee was known as the audit and compliance committee and had oversight responsibility for the Company’s efforts to comply and to verify compliance with applicable laws. In March 2005, the board of directors created the compliance committee and redirected most compliance-related activities to that committee. The discussion below focuses on the activities of the audit and compliance committee during 2004. The audit and compliance committee of the board of directors oversees our financial reporting process on behalf of the board. The committee operates under a written charter adopted by the board of directors in 1999 that was amended in March 2003. This report reviews the actions taken by the audit and compliance committee with regard to our financial reporting process during 2004, particularly with regard to our audited consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004.
      All members of the audit and compliance committee are independent, as that term is defined by NYSE listing requirements and the SEC’s rules, and the board has determined that Mr. Lapham is a financial expert for purposes of the NYSE listing requirements and the SEC’s rules under the Sarbanes-Oxley Act of 2002. None of the members is or has been an officer or employee of Renal Care Group or any of our subsidiaries, and none of them has engaged in any business transaction or has any business or family relationship with Renal Care Group or any of our subsidiaries or affiliates that would cause that member not to be considered independent.
      Management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on those financial statements. The audit and compliance committee monitors and oversees these processes and selects the accountants to serve as our independent auditor.
      The audit and compliance committee has implemented procedures to guide its activities during the course of each fiscal year. These procedures are designed to allow the committee to devote the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under its charter. To carry out its responsibilities, the committee met nine times during 2004. Four of these meetings were held soon before we released quarterly financial statements, one was held to review the status of our efforts to comply with Section 404 of the Sarbanes-Oxley Act and four were held in conjunction with regularly scheduled meetings of the board of directors.
      In fulfilling its oversight responsibilities, in February 2005, the committee met with management and the independent auditor to review the audited financial statements to be included in Renal Care Group’s annual report on Form  10-K for 2004. This review included a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, the identification and application of significant accounting policies and the clarity of disclosures in the financial statements. The audit and compliance committee also reviewed with our independent auditor its judgments as to the quality (rather than just the acceptability) of our accounting principles, the identification and application of significant accounting policies and the other matters that are required to be discussed with the committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
      The audit and compliance committee obtained a formal written statement from our independent auditor that described all relationships between us and the auditor that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the auditor any relationships that may have an impact on the independent auditor’s objectivity and independence, and the committee determined that the auditor is independent. The committee also considered whether the provision of other non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.
      Additionally, the committee discussed the overall scope and plan for audits with our internal and independent auditors. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
      In reliance on the reviews and discussions referred to above, the audit and compliance committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for 2004 for filing with the SEC. The audit and compliance committee also resolved to retain Ernst & Young as Renal Care Group’s independent auditor for 2005.

Submitted by the audit and compliance committee:

William V. Lapham, Chairman
Joseph C. Hutts
Peter J. Grua
C. Thomas Smith
      The report of the audit and compliance committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any of those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Medical Director Arrangements
      Dr. Lowery is a member of Tyler Nephrology Associates, P.A., a practice group currently consisting of ten nephrologists. Renal Care Group entered into a Medical Director Agreement with that practice group effective as of February 12, 2003. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $532,000 subject to agreed adjustments. During 2004, Renal Care Group paid Tyler Nephrology Associates, P.A. a total of $709,346 under this agreement.
      Dr. McMurray is a member of Indiana Dialysis Management, a division of Indiana Medical Associates, a multi-specialty practice group. Renal Care Group entered into a Medical Director Agreement dated February 12, 1996 with the predecessor of that practice group. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $620,000 subject to agreed adjustments. During 2004, Renal Care Group paid Indiana Dialysis Management $697,502 under this agreement.
      We believe that each of the foregoing agreements was obtained on terms no less favorable to the company than could be obtained from unaffiliated third parties. The terms of each Medical Director Agreement were determined by arm’s-length negotiations between Renal Care Group and the practices, with the member of the board of directors taking no part in Renal Care Group’s review or negotiation of the relationship.
Consulting Services
      Renal Care Group entered into an Independent Contractor Agreement with Dr. McMurray, dated November 20, 1997, pursuant to which Dr. McMurray receives $12,000 per month in connection with services provided to the Company. Dr. McMurray received $132,000 under this agreement during 2004.
      Barbara McMurray, Dr. McMurray’s spouse, is an employee of Renal Care Group serving as Vice President, Operations Development. In 2004 Ms. McMurray received a base salary of $155,272 plus bonuses of $45,578.
Relationship with Indiana Dialysis Management
      Renal Care Group and Indiana Dialysis Management formed two joint ventures in 2001, each of which owns and operates one dialysis center in or near Fort Wayne, Indiana. Indiana Dialysis Management owns a 30% interest in one of the joint ventures and 40% in the other. The agreements for these joint ventures require all members of the joint venture to contribute in cash their share of all capital (including working capital) to operate the business and provide for distributions out of net cash flow strictly in accordance with the members’ interests. During 2001, Indiana Dialysis Management contributed $380,000 to the capital of one of these two joint ventures and $351,493 to the capital of the other. During 2004, the members of these joint ventures received distributions equal to $135,000. The formation of these joint ventures was reviewed by the audit and compliance committee and was approved by the full board of directors, with Dr. McMurray not taking part in the deliberations.
Leases of Real Property
      Dr. Lowery owns a 25% interest in real property and improvements that we lease and use in the operation of two of our dialysis centers, one located in Carthage and the other in Tyler, Texas. Each lease is a triple net lease with rent payable at $13.56 per square foot per year. The Tyler lease requires a gross payment of $22,704 per month, and the Carthage lease requires a gross payment of $2,801 per month. Each lease has an initial term of ten years with two additional five-year renewal options. The amount of rent is subject to a consumer price index adjustment after the initial five-year period. During 2004, Renal Care Group paid approximately $241,470 in rent under these leases net of amounts attributable to the subleases.

      We believe that the foregoing leases were obtained on terms no less favorable than could be obtained from unaffiliated third parties.
Research Arrangements
      From time to time we coordinate clinical research studies on behalf of drug companies and others. The sponsoring companies pay both Renal Care Group and the physicians who participate in these studies for their services. In most studies, Renal Care Group receives all the payments from the sponsors and forwards the physicians’ compensation to them. During 2004, Tyler Nephrology Associates, the group of which Dr. Lowery is a member, participated in several studies and was paid $366,197. During 2004, Indiana Medical Associates, the practice group of which Dr. McMurray is a member participated in several studies and was paid $47,071.
Company Policy
      Our policy is that transactions with affiliates must be reviewed by the audit and compliance committee and approved by a majority of the disinterested members of the board of directors and that the transactions will be made on terms no less favorable to Renal Care Group than could be obtained from unaffiliated third parties.
STANDARDS OF CONDUCT AND BUSINESS ETHICS
      Renal Care Group has adopted Standards of Conduct and Business Ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. A copy of the Standards of Conduct and Business Ethics is available on our website at www.renalcaregroup.com (follow the “Investor” tab to Corporate Governance) and in print to any shareholder who requests it by writing to the Secretary at Renal Care Group’s principal executive offices.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under Section 16 of the Exchange Act, our directors, executive officers and any person holding more than 10% of our common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and the New York Stock Exchange. SEC regulations require these persons to furnish copies of these reports to us. Specific due dates for these reports have been established, and Renal Care Group must report any failure to make required filings in 2004 in this proxy statement. Based solely on a review of the reports furnished to us or written representations from the company’s directors, officers and 10% beneficial owners, all of these reporting requirements were satisfied with the exception of the following: A Form 4 filed was filed late by William V. Lapham in connection with the grant of options to purchase 8,437 shares of common stock under our Stock Option Plan for Outside Directors; and one Form 4 was filed late by Thomas A. Lowery, M.D. in connection with a gift by Dr. Lowery of 5,250 shares.
AUDITORS
      Ernst & Young has served as Renal Care Group’s independent auditors since the company’s inception and has been selected to serve in that capacity for the fiscal year ended December 31, 2005. A representative of Ernst & Young will attend the 2005 annual meeting to respond to questions from shareholders and to make a statement if necessary.
Audit Fees
      Audit fees include fees for the audit of the Company’s annual financial statements, fees for the review of the Company’s interim financial statements and fees for the attestation of management’s report on internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the

Commission. The aggregate audit fees billed by Ernst & Young for 2003 and 2004 were $308,000 and $872,000, respectively. The audit fees for 2004 included fees of $365,000 related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
      Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate audit-related fees billed by Ernst & Young for 2003 and 2004 were $108,000 and $113,000, respectively. The fees for 2004 were incurred in connection with (i) due diligence services in connection with acquisitions, (ii) the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan for the year ended December 31, 2003, and (iii) advisory services for purposes of complying with Section 404 of Sarbanes-Oxley. The fees for 2003 were incurred primarily in connection with (i) an information systems technical reviews, (ii) the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan for the year ended December 31, 2002, and (iii) advisory services for purposes of complying with Section 404 of Sarbanes-Oxley.
Tax Fees
      Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm, except for those tax services that could be classified as audit or audit-related services. The aggregate tax fees billed by Ernst & Young for 2003 and 2004 were $812,000 and $948,000, respectively. The fees for 2004 related to tax compliance services (principally the preparation and review of tax returns and assistance in responding to audits and reviewed by taxing authorities) were $678,000, and fees related primarily to assistance with federal, state and local tax planning advice were $270,000. The fees for 2003 related to tax compliance services (principally the preparation and review of tax returns and assistance in responding to audits and reviewed by taxing authorities) were $622,000, and fees related primarily to assistance with federal, state and local tax planning advice were $190,000.
All Other Fees
      All other fees include fees for all services except those described above. There were no fees billed by Ernst & Young for professional services rendered during the fiscal year ended December 31, 2003 or December 31, 2004, other than those described above under the captions Audit Fees, Audit-Related Fees and Tax Fees.
Audit Committee Review
      Our audit and compliance committee has reviewed the services rendered and the fees billed by Ernst & Young for the fiscal year ended December 31, 2004. The audit and compliance committee determined that the services rendered and the fees billed last year that were not related to the audit of our financial statements are compatible with the independence of Ernst & Young as our independent auditors. Our audit committee approves all fees to be paid for audit and non-audit services of Ernst & Young prior to engagement.
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
      Shareholders wishing to submit a proposal pursuant to Rule 14a-8 of the Exchange Act for action at our 2006 annual meeting of shareholders and to have the proposal included in our proxy materials relating to that meeting, must deliver their proposals to us at our principal offices not later than December 29, 2005. Additional legal requirements apply to any inclusion of shareholder proposals under Rule 14a-8 in our proxy materials. Under our bylaws, any shareholder who intends to present a proposal outside of Rule 14a-8, including the nomination of a candidate for director whether to the nominating and governance committee or for direct consideration by the shareholders, for action at the 2006 annual meeting must file a copy of the proposal with our Secretary at least 60 days before the meeting and not more than 90 days before the meeting. However, if we give less than 70 days notice or prior public disclosure of the date of the meeting to shareholders, notice by the shareholder will be considered timely if we receive it not later than the close of business on the 10th day following the earlier of the day on which such notice of the date was mailed or public disclosure was made. Please refer to our bylaws for the information that is required in a notice of a shareholder proposal, including the nomination of a candidate for election as director. Any notice of a shareholder proposal should be sent to Secretary, Renal Care Group, 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203.
ANNUAL REPORTS
      Renal Care Group’s 2004 Annual Report to shareholders and our annual report on Form 10-K are being mailed to shareholders with this Proxy Statement. Those materials are not part of the proxy soliciting material.
      SHAREHOLDERS MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SEC, FREE OF CHARGE, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, RENAL CARE GROUP, INC., 2525 WEST END AVENUE, SUITE 600, NASHVILLE, TENNESSEE 37203 AND MAY ALSO OBTAIN A COPY AT OUR WEBSITE AT WWW.RENALCAREGROUP.COM.
OTHER MATTERS
      Management knows of no other matters to be presented and acted upon at the annual meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the shareholders should properly come before the 2005 annual meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.

RENAL CARE GROUP, INC.
This Proxy is Solicited on Behalf of the Board Of Directors
     The undersigned hereby appoints Gary A. Brukardt and David M. Dill as Proxies, each with power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of common stock of Renal Care Group, Inc. held of record by the undersigned on April 15, 2005, at the 2005 Annual Meeting of Shareholders to be held on June 8, 2005.
     The Board of Directors recommends a vote “FOR” all of the following proposals:

1.	ELECTION OF DIRECTORS

☐	FOR the nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

(Peter J. Grua, William P. Johnston and C. Thomas Smith as Class III Directors)

2.	PROPOSAL TO: Consider and vote upon a proposal to amend the Renal Care Group, Inc. Amended and Restated Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan, to increase the number of shares available under the Employee Stock Purchase Plan; and
☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be dated and signed on reverse side)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ABOVE AND FOR PROPOSAL 2 ABOVE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	, 2005

Signature

Signature if held jointly